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                                                                     EXHIBIT 5.1


                           [KMZ ROSENMAN LETTERHEAD]



October 29, 2002


Taylor Capital Group, Inc.
350 East Dundee Road
Suite 300
Wheeling, IL  60090


Ladies and Gentlemen:

We have acted as counsel to Taylor Capital Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration for sale under the Securities Act of 1933, as amended (the "Act"), of a total of 1,250,000 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), which may be issued pursuant to the Taylor Capital Group, Inc. 1997 Incentive Compensation Plan and the Taylor Capital Group, Inc. 2002 Incentive Compensation Plan (collectively, the "Plans").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

         1. The Registration Statement;

         2. The Articles of Incorporation of the Company;

         3. The By-laws of the Company, as amended as of June 20, 2002;

         4. Resolutions adopted by the Board of Directors of the Company relating to the Plans and the Registration Statement;

         5. Resolutions adopted by the Stockholders of the Company relating to the Plans;

         6. The Plans; and

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         7. Such other instruments, documents, statements and records of the
            Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon the foregoing, it is our opinion that the 1,250,000 shares of Common Stock issuable under the Plans, when issued and delivered by the Company and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable securities of the Company.

Our opinion expressed above is limited to the Delaware General Corporation Law. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.



Very truly yours,


/s/ KATTEN MUCHIN ZAVIS ROSENMAN

KATTEN MUCHIN ZAVIS ROSENMAN